EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-220888 and 333-249615) and the Registration Statements on Form S-8 (File Nos. 333-176462, 333-220911, and 333-239488) of CynergisTek, Inc. (the “Company”) of our report dated March 28, 2022, relating to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 28, 2022